Exhibit 99.1

Enservco Announces Investor Conference Call for Virtual Annual Meeting of Stockholders that Will Reconvene on July 23, 2021

Company’s Board of Directors Encourages Stockholders to Vote in Favor of Proposal to Reincorporate the Company in the State of Nevada

Longmont, CO – July 13, 2021 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced that it will host a conference call for its virtual Annual Meeting of Stockholders that will reconvene on July 23, 2021, at 10:00 a.m. Mountain Time (12:00 p.m. Eastern).

Stockholders participating via conference call may listen to the Meeting in real time by calling 888-506-0062 or 973-528-0011. Entry Code: 975614. In addition, prior to the Meeting stockholders may email questions to mhargrave@enservco.com.

Enservco adjourned its Annual Meeting of Stockholders on June 25, 2021, with respect to its proposal to reincorporate the Company in the state of Nevada. During the period of adjournment, the Company continues to accept stockholder votes on the reincorporation proposal.

Enservco’s Board of Directors strongly recommends that shareholders vote in favor of the reincorporation proposal because such reincorporation will result in significant cost savings for the Company. Accordingly, the Company has engaged proxy solicitation firm Advantage Proxy to contact shareholders and solicit their support for the proposal to reincorporate.

“Management and the Board believe reincorporation is in the best interests of all stockholders and we are encouraging our investors to vote their shares in favor of the proposal no matter how many shares they own,” said Marjorie Hargrave, President and CFO. “Stockholders who have not already voted should have received reminder letters and/or emails with a voting instruction form that describes the process for voting either by telephone or online. Shareholders requiring assistance in voting may call Advantage Proxy at 1-877-870-8565 between 9:00 a.m. and 9:00 p.m. Eastern Time, Monday through Friday.”

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2021, and subsequently filed documents with the SEC. Forward looking statements in this news release include prospects for the Company to gain shareholder approval for its reincorporation proposal and expectations that reincorporation will result in cost savings. Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contact:

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone: 303-880-9000

Email: jay@pfeifferhigh.com